Exhibit 99.1

[TECO Energy Logo]

FOR IMMEDIATE RELEASE

TECO ENERGY SELLS INTEREST IN HAMAKUA POWER STATION

Tampa, Florida, July 19, 2004 – TECO Energy, Inc. (NYSE: TE) announced that its TECO Wholesale Generation subsidiaries have sold their 50 percent indirect interest in the Hamakua Power Station in Hawaii.

TECO’s interest in the 60-megawatt Hamakua Power Station, which was acquired in 2000, was sold to an affiliate of Black River Energy, an affiliate of Energy Investors Funds’ US Power Fund, L.P. Via its ownership of Black River Energy, which already owns 50 percent of the plant, Energy Investors Funds is now the sole owner of Hamakua.

Cash proceeds from the sale were approximately $12 million. As a result of the transaction TECO Energy was also relieved of certain financial guarantees related to the facility. The company will record a small gain as a result of the transaction.

Additional information related to the company and its operations is available at TECO Energy’s web site at www.teconergy.com.

TECO Energy is a diversified energy-related holding company headquartered in Tampa. TECO Energy’s principal businesses are Tampa Electric, Peoples Gas System, TECO Transport, TECO Coal and TECO Wholesale Generation.

Contact:	News Media: Laura Plumb - (813) 228-1572
Investor Relations: Mark Kane – (813) 228-1772
Internet: http://www.tecoenergy.com